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                                                                     EXHIBIT 21
                      THE WESTERN COMPANY OF NORTH AMERICA

                                  SUBSIDIARIES

     Following is a list of wholly-owned subsidiaries of The Western Company of North America (a Delaware corporation):

          Western Oceanic, Inc. (Delaware)
          Western Oceanic Services, Inc. (Delaware)
          Western Services International, Inc. (Delaware)
          Western Petroleum Services International Company (Delaware) Western Petroleum Services, Incorporated (Delaware)
          Saturn Energy Company (Delaware)
          Colony Drilling Company Limited (Scotland)
          Western Oilfield Supply & Rental, Inc. (Delaware)
          Offshore International Limited (Delaware)

     The following is a wholly-owned subsidiary of Western Oceanic, Inc.:

          Western Oceanic International, Inc. (Panama)

     Following is a list of wholly-owned subsidiaries of Colony Drilling Company
Limited:
          Western Petroleum Services (U.K.), Ltd. (England)

     The Western Company of North America owns 60% of Western Oceanic (Nigeria), Ltd. The remainder is owned by Nigerian nationals.

     Western Petroleum Services International Company owns 50% of Antah Western Petroleum Services Sdn. Bhd.(Malaysia). The remainder is owned by a Malaysian company otherwise unrelated to The Western Company of North America or its subsidiaries.

     Western Petroleum Services International Company beneficially owns 80% of an Indonesian company, P.T. Western Petroleum Servindo. The remainder is owned by Indonesian nationals. Western Petroleum Services International also beneficially owns 64% of Western Rotary Petroleum Services Limited, a Hungarian company. The remainder is owned by a Hungarian national drilling company.

     Western Oceanic International, Inc. owns approximately 99% of Altomar Perfuracoes Maritimas Limitada, a limited partnership. The remainder is owned by Brazilian nationals.